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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                             (Amendment No._____)*

                                Mind C.T.I. Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   M70240102
                        ------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                  [X] Rule 13d-1(b)
                                  [_] Rule 13d-1(c)
                                  [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                 Page 1 of 10 pages

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CUSIP NO. M70240102                      13G                  Page 2 of 10 Pages
         ------------
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 1.   Name of Reporting Person.
      I.R.S. Identification Nos. of Above Persons (entities only).
         Oberweis Asset Management, Inc.
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
         Not Applicable                                         (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization
         Illinois
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                     5.   Sole Voting Power
   NUMBER OF                 None
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   Shared Voting Power
   OWNED BY                  1,123,000
     EACH          -------------------------------------------------------------
  REPORTING          7.   Sole Dispositive Power
    PERSON                   None
     WITH          -------------------------------------------------------------
                     8.   Shared Dispositive Power
                             1,123,000
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person
           1,123,000
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)
           Not Applicable                                           [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)
           5.3%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
           IA
--------------------------------------------------------------------------------

CUSIP NO. M70240102                      13G                  Page 3 of 10 Pages
         ------------
--------------------------------------------------------------------------------
 1.   Name of Reporting Person.
      I.R.S. Identification Nos. of Above Persons (entities only).
         James D. Oberweis
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
         Not Applicable                                         (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization
         U.S.A.
--------------------------------------------------------------------------------
                     5.   Sole Voting Power
   NUMBER OF                 None
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   Shared Voting Power
   OWNED BY                  1,123,000
     EACH          -------------------------------------------------------------
  REPORTING          7.   Sole Dispositive Power
    PERSON                   None
     WITH          -------------------------------------------------------------
                     8.   Shared Dispositive Power
                             1,123,000
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person
           1,123,000
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)
           Not Applicable                                           [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)
           5.3%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
           IN
--------------------------------------------------------------------------------

CUSIP NO. M70240102                      13G                  Page 4 of 10 Pages
         ------------
--------------------------------------------------------------------------------
 1.   Name of Reporting Person.
      I.R.S. Identification Nos. of Above Persons (entities only).
         James W. Oberweis
--------------------------------------------------------------------------------
 2.   Check the Appropriate Box If a Member of a Group (See Instructions)
         Not Applicable                                         (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC Use Only

--------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization
         U.S.A.
--------------------------------------------------------------------------------
                     5.   Sole Voting Power
   NUMBER OF                 None
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   Shared Voting Power
   OWNED BY                  1,123,000
     EACH          -------------------------------------------------------------
  REPORTING          7.   Sole Dispositive Power
    PERSON                   None
     WITH          -------------------------------------------------------------
                     8.   Shared Dispositive Power
                             1,123,000
--------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person
           1,123,000
--------------------------------------------------------------------------------
10.   Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)
           Not Applicable                                           [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)
           5.3%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)
           IN
--------------------------------------------------------------------------------

Item 1(a)                  Name of Issuer:

                                    Mind C.T.I. Ltd.

Item 1(b)                  Address of Issuer's Principal Executive Offices:

                                    Industrial Park
                                    Building #7
                                    Yoqneam, 20692, Israel

Item 2(a)                  Name of Person Filing:

                                    Oberweis Asset Management, Inc. ("OAM")
                                    James D. Oberweis
                                    James W. Oberweis

Item 2(b)                  Address of Principal Business Office or, if none,
                           Residence:

                                    OAM, James D. Oberweis and James W. Oberweis are located at:

                                    951 Ice Cream Drive, Suite 200
                                    North Aurora, IL  60542

Item 2(c)                  Citizenship:

                                    OAM is an Illinois Corporation.
                                    James D. Oberweis and James W. Oberweis are
                                    U.S. citizens.

Item 2(d)                  Title of Class of Securities:

                                    Common Stock

Item 2(e)                  CUSIP Number:

                                    M70240102

Item 3                     Type of Person:

                                    (e)     OAM is an investment adviser in
                                            accordance with Section 240.13d-1(b)
                                            (1)(ii)(E). James D. Oberweis and
                                            James W. Oberweis are the principal
                                            stockholders of OAM.

Item 4                     Ownership (at December 31, 2004):

                                    (a)     Amount owned "beneficially" within
                                            the meaning of rule 13d-3:

                                            1,123,000 shares

                                    (b)     Percent of class:

                                            5.3% (based on 20,997,320 shares
                                            outstanding on December 31, 2003)

                                   Page 5 of 10 pages

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                                    (c)     Number of shares as to which such
                                            person has:

                                                 (i)   sole power to vote or to
                                                       direct the vote: none
                                                (ii)   shared power to vote or
                                                       to direct the vote:
                                                       1,123,000
                                               (iii)   sole power to dispose or
                                                       to direct the disposition
                                                       of: none
                                                (iv)   shared power to dispose
                                                       or to direct disposition
                                                       of: 1,123,000

                                    OAM serves as investment adviser to The
                                    Oberweis Funds (the "Fund"). Various of
                                    OAM's shareholders and employees are also officers and trustees of the Fund, but OAM does not consider the Fund to be controlled by such persons. Although the Fund is not controlled by OAM, pursuant to Rule 16d-3(a) the 1,123,000 shares beneficially owned by the Fund, with respect to which the Fund has delegated to OAM shared voting power and shared dispositive power, are considered to be shares beneficially owned by OAM by reason of such delegated powers. In addition to the shares beneficially owned by the Fund, other clients of OAM may own shares which are not included in the aggregated number of shares reported herein because OAM does not have or share voting or investment power over those shares.

Item 5                     Ownership of Five Percent or Less of a Class:

                                    Not Applicable

Item 6                     Ownership of More than Five Percent on Behalf of
                           Another Person:

                                    The shares reported herein have been
                                    acquired on behalf of discretionary clients of OAM. Persons other than OAM are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                                    Not Applicable

Item 8                     Identification and Classification of Members of the
                           Group:

                                    Not Applicable

Item 9                     Notice of Dissolution of Group:

                                    Not Applicable

                                   Page 6 of 10 pages


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Item 10                    Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 7 of 10 pages


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                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2005

          The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                      OBERWEIS ASSET MANAGEMENT, INC.



                                      By:  /s/ Patrick B. Joyce
                                           -------------------------------------
                                               Patrick B. Joyce
                                               Executive Vice President

          The undersigned individual, on the date above written, agrees and consents to the joint filing on his behalf of this Schedule 13G in connection with his beneficial ownership of the security reported herein.

                                      By:  /s/ James D. Oberweis
                                           ------------------------------------
                                               James D. Oberweis

          The undersigned individual, on the date above written, agrees and consents to the joint filing on his behalf of this Schedule 13G in connection with his beneficial ownership of the security reported herein.

                                      By:  /s/ James W. Oberweis
                                           ------------------------------------
                                               James W. Oberweis


                                    Page 8 of 10 pages

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                                  Exhibit Index
                                  -------------

Exhibit 1 Joint Filing Agreement dated as of February 14, 2005 between Oberweis Asset Management, Inc., James D. Oberweis and
                  James W. Oberweis



                                    Page 9 of 10 pages